Deerfield Triarc Capital Corp. Announces Trust Preferred Securities Offering

CHICAGO--(BUSINESS WIRE)—August 3, 2006--Deerfield Triarc Capital Corp. (NYSE: DFR) (the “Company”) announced today the closing of an offering of $25 million of trust preferred securities. This is the initial tranche of an aggregate offering of up to $70 million of trust preferred securities, the remaining portion of which will be drawn in up to two additional tranches, by October 31, 2006. The $25 million of trust preferred securities in the initial tranche were issued by Deerfield Triarc Capital Trust II and:

-benefit from the Company’s guarantee of the notes issued to the trust, which have corresponding obligations with respect to distributions and amounts payable upon liquidation, redemption or repayment of the trust preferred securities,

-have a floating interest rate equal to three-month LIBOR plus 225 basis points, resetting quarterly,

-mature on October 30, 2036,

-may be called at par by the Company any time after October 30, 2011 and

-were placed in a private transaction exempted from registration under the Securities Act of 1933, as amended.

Each additional tranche will have the same interest rate, maturity, guarantee and other terms as the initial tranche; will be issued by a separate trust established by the Company; and must be at least $15 million of principal amount. The purchaser’s obligation to purchase the additional tranche(s) is subject to a customary material adverse event condition.

The net proceeds from the issuance of all the tranches will be used by the Company for general corporate purposes, including investments consistent with the Company’s stated investment strategy.

Our Company

We are a diversified financial company formed in December 2004 to invest in real estate-related securities and various other asset classes. We are managed by Deerfield Capital Management LLC, a Chicago-area based global investment manager. We have elected and intend to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Our objective is to provide attractive returns to our investors through a combination of dividends and capital appreciation. To achieve this objective, we intend to opportunistically invest in financial assets to construct an investment portfolio that is leveraged, where appropriate, to seek to achieve attractive risk-adjusted returns and that is structured to comply with the various federal income tax requirements for REIT status and the requirements for exclusion from regulation under the Investment Company Act of 1940.

Our targeted asset classes and the principal investments we expect to make in each are as follows:

Asset Class	Principal Investments

Real Estate-Related Securities	- Residential mortgage-backed securities
- Commercial mortgage-backed securities

Other Asset-backed Securities, or ABS	- Collateralized debt obligations
- Consumer ABS

Bank Loans and Related Derivatives	- Senior Secured and Unsecured Loans
- Credit Default Swaps on Senior Secured Loans

Leveraged Finance Instruments	- Corporate Mezzanine Loans
- High Yield Corporate Bonds
- Distressed and Stressed Debt Securities
- Private Equity Investments

In addition, we may invest opportunistically in other types of investments within our investment manager’s core competencies, including investment grade corporate bonds and related derivatives, government bonds and related derivatives, and other fixed income related instruments.

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Deerfield Triarc Capital Corp. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include general volatility of the securities markets in which we invest and the market price of our common stock; changes in our industry, interest rates, the debt securities markets or the general economy; increased prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; increased rates of default and/or decreased recovery rates on our investments; changes in governmental regulations, tax rates and similar matters; our expected financings and investments; availability of investment opportunities in real estate-related and other securities; the degree and nature of our competition; and other risks disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

CONTACT: For Deerfield Triarc Capital Corp.
Richard Smith, 773-380-1600
SOURCE: Deerfield Triarc Capital Corp.